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Exhibit 99.1

Press Release
For Immediate Release

Beazer Homes Announces the Addition of Executive Vice President,
Corporate Development

        Atlanta, Georgia, July 25, 2002—Beazer Homes USA, Inc. (NYSE:BZH; www.beazer.com) today announced that it has appointed James O'Leary to the newly created position of Executive Vice President, Corporate Development, reporting directly to the President and Chief Executive Officer, Ian McCarthy.

        Prior to joining Beazer, Mr. O'Leary was with U.S. Industries, Inc. from 1995 to 2002. Most recently Mr. O'Leary served as Chairman and CEO of LCA Group, Inc., U.S. Industries' global lighting business. He also held several other positions with U.S. Industries including Executive Vice President, Senior Vice President and Chief Financial Officer and Vice President and Corporate Controller.

        Mr. O'Leary holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration degree from Pace University. Mr. O'Leary is a licensed Certified Public Accountant.

        Ian McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to add Jim to our management team as Executive Vice President, Corporate Development. He brings vast business experience and a strong track record to the Company. I am confident that Jim will make an immediate impact on Beazer Homes as we move forward with our long-term strategic goals."

        Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination, title and insurance services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

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  Exhibit 99.1
  Press Release For Immediate Release
Beazer Homes Announces the Addition of Executive Vice President, Corporate Development